Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

I, TUJIAN LIAO, hereby grant Arte Consulting Inc. permission to use my Independent Auditor's Report dated July 30, 2026 relating to the balance sheet of Arte Consulting Inc. as of May 31, 2026, and the related statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for the period from April 29, 2026 (inception) to May 31, 2026, and the related notes to the financial statements for its Regulation A offering.

/s/ TUJIAN LIAO

Hong Kong

July 30, 2026